Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Reports First Quarter

Accomplishments and Financial Results

- Completed financings at a total offering price of $50 million

- Decrease in Loss from Operations Compared to Same Period 2010

- In-Licensed Tosedostat, Novel Phase III Drug Candidate for Hematologic Cancers

- Initiated Confirmatory Pivotal (PIX306) Study for Pixantrone

April 27, 2011 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported accomplishments and financial results for the first quarter ended March 31, 2011.

“In the first quarter, we raised $50 million through two financings, advanced pixantrone into a confirmatory pivotal trial and acquired an exclusive license from Chroma Therapeutics Ltd. (“Chroma”) to co-develop and market Chroma’s drug candidate, tosedostat, in the Americas all while reducing operating expenses compared to the same period last year,” said James A. Bianco, M.D., Chief Executive Officer of CTI. “In March, we received the day 120 list of questions from the European Medicines Agency (“EMA”) for our Marketing

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Authorization Application (“MAA”) for pixantrone in Europe and are pleased with the review progress and the potential for a recommendation from the EMA’s Medicinal Product Committee before the end of this year. We also expect to hear from the Office of New Drugs (“OND”) this quarter relating to our appeal of the decision made on our New Drug Application (“NDA”) for pixantrone. With an impressive portfolio of novel phase III drug candidates and the potential for regulatory approval for pixantrone, this year could be a pivotal year for the Company.”

Review of 2011 Key Accomplishments

•	Completed two financings at a total offering price of $50 million in the first quarter 2011.

•

Entered into a co-development and license agreement with Chroma, which is located in the United Kingdom. This agreement provides CTI with exclusive marketing and co-development rights to Chroma’s drug candidate, tosedostat, in North, Central and South America. Tosedostat is an oral, tumor selective inducer of amino acid depletion responses that has demonstrated encouraging single agent anti-tumor responses in blood-related cancers and solid tumors in phase I-II clinical trials.

•

Initiated a pivotal trial of pixantrone for the treatment of relapsed/refractory diffuse large B-cell lymphoma (“DLBCL”). The trial, referred to as the PIX-R or PIX 306 trial, will compare a combination of pixantrone plus rituximab to a combination of gemcitabine plus rituximab in patients with relapsed or refractory DLBCL who have received one to three prior lines of therapy.

•

Met with officials of the FDA’s OND and presented arguments supporting CTI’s belief that the data contained in its NDA 22-481 supports the conclusion that pixantrone is effective for its planned use. CTI expects a decision on its appeal during the second quarter of 2011.

•	Received the day 120 list of questions from the EMA relating to our MAA for pixantrone in Europe.

For the quarter ended March 31, 2011, total operating expenses decreased to $20.1 million compared to $25.8 million for the same period in 2010. Research and development expenses increased to $11.5 million in the quarter ended March 31, 2011 compared to $7.4 million for the same period in 2010 due to a one-time upfront payment of $5.0 million related to the licensing of tosedostat from Chroma in 2011. Selling, general and administrative expenses decreased to $8.6 million in the quarter ended March 31, 2011 compared to $18.4 million for the same period in 2010 primarily related to a decrease in non-cash equity based compensation. Net loss attributable to common shareholders was $51.0 million ($0.06 per share) for the quarter ended March 31, 2011 compared to a net loss attributable to common shareholders of $44.2 million ($0.07 per share) for the same period in 2010. The increase in net loss attributable

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to common shareholders is mainly due to an increase in non-cash deemed dividends on preferred stock related to financing activities.

CTI had approximately $43.8 million in cash and cash equivalents as of March 31, 2011.

Conference Call Information

On Wednesday, April 27, 2011, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a conference call to discuss CTI’s 2011 first quarter financial results.

Conference Call Numbers

Wednesday, April 27, 2011 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m.

Pacific Time

1-888-549-7750 (US Participants)

1-480-629-9866 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4435562#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect CTI include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed or refractory DLBCL and/or other tumors (whether alone or in combination with rituximab) as determined by the FDA and/or the EMA, that if CTI conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that pixantrone may not be approved by the FDA or the EMA this

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year, the potential failure of tosedostat to prove safe and effective for the treatment of AML, multiple myeloma, blood-related cancers and solid tumors as determined by the FDA and/or the EMA, that the FDA may not accept the proposed clinical trial design of tosedostat (including a pivotal study targeting AML in the U.S. and Europe) and/or may request additional trials, that clinical trials may not demonstrate the safety and effectiveness of tosedostat, that tosedostat may not expand CTI’s presence in the hematologic cancer space, that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that the EMA may not approve CTI’s marketing authorization application for pixantrone after review, that CTI’s MAA may not receive a recommendation from the EMA’s Medicinal Product Committee before the end of 2011, that CTI cannot predict the outcome of the formal dispute resolution process with the FDA, that CTI’s appeal of the FDA’s decision regarding CTI’s NDA may not be successful, that the FDA’s OND may not make its decision regarding CTI’s appeal during the second quarter of 2011, that CTI may not regain compliance with the NASDAQ Stock Market LLC’s minimum bid price rule by May 2, 2011, that CTI may not be able to sustain its current cost controls, and that CTI may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties include that CTI continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to further reduce its operating expenses, that CTI will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the U.S. Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
License and contract revenue	$—	$20

Total revenues	—	20

Operating expenses:
Research and development	11,494	7,360
Selling, general and administrative	8,576	18,417

Total operating expenses	20,070	25,777

Loss from operations	(20,070)	(25,757)
Other income (expense):
Investment and other income, net	63	262
Interest expense	(389)	(787)
Amortization of debt discount and issuance costs	(167)	(215)
Foreign exchange gain (loss)	759	(475)

Net loss before noncontrolling interest	(19,804)	(26,972)
Noncontrolling interest	70	52

Net loss attributable to CTI	(19,734)	(26,920)
Dividends and deemed dividends on preferred stock	(31,283)	(17,277)

Net loss attributable to CTI common shareholders	$(51,017)	$(44,197)

Basic and diluted net loss per common share	$(0.06)	$(0.07)

Shares used in calculation of basic and diluted net loss per common share	878,261	598,984

Balance Sheet Data:
	(amounts in thousands)
	March 31, 2011	December 31, 2010
	(unaudited)
Cash and cash equivalents	$43,814	$22,649
Working capital	8,510	(14,165)
Total assets	60,923	53,592
Convertible debt	22,445	22,308
Accumulated deficit	(1,644,717)	(1,576,643)
Total shareholders' equity (deficit)	4,350	(5,145)